                             OFFER TO PURCHASE AND
                         CONSENT SOLICITATION STATEMENT

                      RIFKIN ACQUISITION PARTNERS, LLC AND
                     RIFKIN ACQUISITION CAPITAL CORPORATION

                         OFFER TO PURCHASE FOR CASH AND
                    SOLICITATION OF CONSENTS RELATING TO THE
                                  $125,000,000
              11 1/8% SENIOR SUBORDINATED NOTES DUE 2006 ("NOTES")
                                   ISSUED BY

                   RIFKIN ACQUISITION PARTNERS, L.L.L.P. AND
                     RIFKIN ACQUISITION CAPITAL CORPORATION
                                      AND

         OFFER TO REPURCHASE THE NOTES PURSUANT TO A CHANGE OF CONTROL

                             (CUSIP NO. 766520AC4)

     Rifkin Acquisition Partners, LLC (the successor-in-interest to Rifkin Acquisition Partners, L.L.L.P.) and Rifkin Acquisition Capital Corporation (collectively, the "Issuers"), hereby offer to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent (such offer, including the solicitation of consents referred to herein, but excluding the Change of Control Offer referred to herein, as it may be amended from time to time, is referred to herein as the "Tender Offer"), any or all of the outstanding Notes issued by the Issuers at a purchase price determined in the manner described herein by reference to a fixed spread of 75 basis points (the "Fixed Spread") over the yield to maturity of the U.S. Treasury 4 1/2% Note due January 31, 2001 ("UST Reference Security") on the second business day preceding the date on which the Tender Offer expires, of which an amount equal to $30 per $1,000 principal amount of each Note purchased shall constitute a consent payment that will be paid only for Notes tendered prior to the Consent Payment Deadline referred to below, plus accrued and unpaid interest to but not including the date of payment of such purchase price.

     In the alternative, the Issuers hereby offer, subject to all relevant terms and conditions herein, to repurchase for cash any or all of the outstanding Notes issued by the Issuers at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. This alternative offer is referred to herein as the "Change of Control Offer", and collectively, with the Tender Offer, as the "Offers," and is described more thoroughly below.

IN ORDER TO BE ELIGIBLE TO RECEIVE ONE OF THE FOLLOWING PAYMENTS, A HOLDER MUST VALIDLY TENDER ITS NOTES BY 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE CORRESPONDING DATE SET FORTH BELOW:
FOR RECEIPT OF TOTAL TENDER OFFER PURCHASE
PRICE (INCLUDING CONSENT PAYMENT)    ------------------------    OCTOBER 1, 1999
(UNLESS EXTENDED)
FOR RECEIPT OF TOTAL TENDER OFFER PURCHASE
PRICE LESS CONSENT PAYMENT -------------------------- OCTOBER 18, 1999 (UNLESS EXTENDED)
FOR RECEIPT OF CHANGE OF CONTROL OFFER PRICE ----- OCTOBER 18, 1999 (UNLESS EXTENDED)

     The execution and delivery of the accompanying Letter of Transmittal and Consent by a Holder (as defined herein) tendering any Notes pursuant to the Tender Offer will constitute the consent of such Holder to certain proposed amendments to the indenture under which the Notes were issued (the "Indenture").

     The Tender Offer is conditioned upon, among other things, the satisfaction of the Consent Condition (as defined herein).

     Notes purchased pursuant to the Tender Offer will be paid for in same-day funds delivered to the Depositary (as defined herein) on the second business day after the date on which the Tender Offer expires, or as soon as practicable thereafter (the "Tender Offer Settlement Date"). Assuming the Tender Offer is not extended, it is expected that the Tender Offer Settlement Date will be on or about October 20, 1999.

     None of the Issuers, the Trustee, the Information Agent, or the Dealer Manager (each as defined herein) makes any recommendation as to whether or not Holders should tender their Notes pursuant to either of the Offers.

                     THE DEALER MANAGER FOR THE OFFERS IS:

                         BANC OF AMERICA SECURITIES LLC

    THE DATE OF THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT IS
                              SEPTEMBER 20, 1999.

                                   IMPORTANT

     Any Holder of Notes ("Holder") desiring to tender Notes should either (a) in the case of a Holder who holds Notes in book-entry form, request such Holder's broker, dealer, commercial bank, trust company, or other nominee (a "Custodian") to effect the tender of Notes for such Holder pursuant to the procedures for book-entry delivery set forth herein, (b) tender through The Depository Trust Company ("DTC") pursuant to DTC's Automated Tender Offer Program ("ATOP"), or (c) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal and Consent included herewith (the "Letter of Transmittal and Consent") or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to Bankers Trust Company (the "Depositary") and deliver the certificates for the tendered Notes to the Depositary. See "Certain Terms of Both Offers -- Procedure for Tendering Notes" below. A beneficial owner who has Notes registered in the name of a Custodian must contact that Custodian if such beneficial owner desires to tender those Notes.

     Any questions or requests for assistance or for additional copies of this Offer to Purchase and Consent Solicitation Statement (this "Offer to Purchase"), the Letter of Transmittal and Consent, or related documents may be directed to D.F. King & Co., Inc. (the "Information Agent") at one of its telephone numbers set forth on the last page of this Offer to Purchase. A Holder may also contact Banc of America Securities LLC (the "Dealer Manager") at its telephone numbers set forth on the last page of this Offer to Purchase or such Holder's Custodian for assistance concerning the Offers.

     THIS OFFER TO PURCHASE (INCLUDING THE ANNEX HERETO) AND THE LETTER OF TRANSMITTAL AND CONSENT CONTAIN IMPORTANT INFORMATION WHICH A HOLDER SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFERS.
                         ------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND CONSENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY OF THEIR AGENTS.

     This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes or a solicitation of Consents (as defined herein) in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky, or other laws require either of the Offers to be made by a licensed broker or dealer, such Offer shall be deemed to be made on behalf of the Issuers by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date of such information.

                             AVAILABLE INFORMATION

     Pursuant to the terms of the Indenture, the Issuers file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's prescribed rates, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the website that the Commission maintains at http://www.sec.gov. If the Amendments (as defined herein) are adopted, the Issuers will no longer be required to file such information with the Commission.

                                THE TENDER OFFER

GENERAL

     The Issuers hereby offer to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal and Consent, all of the outstanding Notes at a purchase price per $1,000 principal amount of Notes determined in the manner described herein by reference to the Fixed Spread over the yield to maturity of the UST Reference Security on the second business day preceding the date on which the Tender Offer expires (such purchase price, the "Total Tender Offer Purchase Price"), of which an amount equal to $30 (i.e., 3% of the principal amount) shall constitute a consent payment per $1,000 principal amount of the Notes (a "Consent Payment") that will be paid only for Notes tendered prior to the Consent Payment Deadline, plus accrued and unpaid interest to but not including the Tender Offer Settlement Date. See "-- Total Tender Offer Purchase Price" and Annex A hereto. The Consent Payment is part of the Total Tender Offer Purchase Price for Notes tendered prior to the Consent Payment Deadline and purchased pursuant to the Tender Offer. Accordingly, no Consent Payment will be made unless Notes are validly tendered prior to the Consent Payment Deadline and purchased pursuant to the Tender Offer. Holders who validly tender Notes pursuant to the Tender Offer after the Consent Payment Deadline but prior to the Tender Offer Expiration Time (as defined below), and do not withdraw such tenders, will receive the "Tender Offer Purchase Price Less Consent Payment" (the Total Tender Offer Purchase Price, less $30 per $1,000 principal amount of Notes). All of such payments for Notes validly tendered (and not withdrawn) and accepted for payment will be made on the Tender Offer Settlement Date.

     BOTH THE TOTAL TENDER OFFER PURCHASE PRICE INCLUDING THE CONSENT PAYMENT AND THE TENDER OFFER PURCHASE PRICE LESS CONSENT PAYMENT ARE EXPECTED TO BE SIGNIFICANTLY HIGHER THAN THE CHANGE OF CONTROL OFFER PRICE (AS DEFINED BELOW).

     The purposes of the Tender Offer are to acquire all of the outstanding Notes and to obtain consents ("Consents") from Holders of Notes to the adoption of certain proposed amendments (the "Amendments") to the Indenture. See "The Amendments." The Amendments will be set forth in a supplemental indenture to the Indenture (the "Supplemental Indenture"), but such Amendments will not become operative unless and until validly tendered Notes are purchased pursuant to the Tender Offer. The completion, execution, and timely delivery of the Letter of Transmittal and Consent by a Holder tendering Notes in connection with the Tender Offer will constitute the Consent of such Holder to the Amendments.

     The "Consent Payment Deadline" for the Notes will be 12:00 midnight, New York City time, on October 1, 1999, unless extended. Holders who desire to tender Notes pursuant to the Tender Offer and receive the Total Tender Offer Purchase Price (including the Consent Payment) per $1,000 principal amount must tender such Notes prior to the Consent Payment Deadline.

     The Tender Offer will expire at 12:00 midnight, New York City time, on October 18, 1999, unless extended (such time and date, as the same may be extended, the "Tender Offer Expiration Time"). See "-- Expiration, Extension, Amendment, and Termination of the Tender Offer" below.

     The Tender Offer is expressly conditioned upon, among other things, receipt by the Depositary of valid and unrevoked Consents from the Holders of record of a majority in principal amount at maturity of the outstanding Notes (the "Requisite Consents," and such condition the "Consent Condition"). Since a valid tender of Notes pursuant to the Tender Offer will constitute the Consent of the tendering Holder to the Amendments, the Consent Condition will be satisfied if a majority in principal amount of Notes are validly tendered pursuant to the Tender Offer by the Holders and not validly withdrawn as provided in this Offer to Purchase.

     As used herein, the term "Agent's Message" means, with respect to any tendered Notes, a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that, with respect to such Notes, such participant has received and agrees to be bound by the Letter of Transmittal and Consent and that the Issuers may enforce the Letter of Transmittal and Consent against such participant.

     Notes purchased pursuant to the Tender Offer will be paid for in same-day funds on the Tender Offer Settlement Date, which will be the second business day after the date on which the Tender Offer expires, or as soon as practicable thereafter. See "-- Acceptance for Payment and Payment."

     Each Issuer hereby acquiesces to, and agrees to be bound by, any and all actions taken by the other Issuer in accordance with the terms of this Offer to Purchase.

TOTAL TENDER OFFER PURCHASE PRICE AND TENDER OFFER PURCHASE PRICE LESS CONSENT PAYMENT

     The Total Tender Offer Purchase Price will be calculated in a manner intended to result in a price on the Tender Offer Settlement Date equivalent to a yield to the first date on which the Notes may be redeemed at the option of the Issuers (i.e., January 15, 2001, which is herein referred to as the "Call Date") equal to the sum (such sum, the "Tender Offer Yield") of (a) the yield to maturity (calculated in accordance with standard market practice) based on the bid side price, as reported by the Bloomberg Government Pricing Monitor at the close of business New York City time on the second business day preceding the date on which the Tender Offer expires (such yield, the "UST Reference Yield"), of the UST Reference Security and (b) the Fixed Spread. Specifically, the Total Tender Offer Purchase Price per $1,000 principal amount of Notes will equal (a) the value per $1,000 principal amount of Notes, assuming the Notes will be redeemed in full on the Call Date at the then applicable redemption price (i.e., $1,055.63), of all remaining payments of principal thereof and premium and interest thereon to be made through the Call Date, discounted to the Tender Offer Settlement Date (in accordance with the formula set forth in Annex A hereto) at a discount rate equal to the Tender Offer Yield, minus (b) accrued and unpaid interest per $1,000 principal amount of Notes to but not including the Tender Offer Settlement Date. Both the Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment, in each case, plus accrued interest per $1,000 principal amount of Notes purchased pursuant to the Tender Offer will be rounded to the nearest cent. The Dealer Manager will calculate the Tender Offer Yield, the Total Tender Offer Purchase Price, the Tender Offer Purchase Price Less Consent Payment and accrued interest, and its calculation will be final and binding, absent manifest error.

     As soon as practicable after the Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment are determined, but in any event at or before 9:00 a.m. New York City time, on the following business day, the Issuers will publicly announce the actual Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment by press release to the Dow Jones News Service. Because the Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment prior to the date on which they are determined (the "Price Determination Date") are based on a fixed-spread pricing formula that is linked to the yield on the UST Reference Security, the actual amount of cash that will be received by a tendering Holder pursuant to the Tender Offer will be affected by changes in such yield on or prior to the Price Determination Date. After the Price Determination Date, the actual amount of cash that will be received by a tendering Holder pursuant to the Tender Offer will be known and Holders will be able to ascertain the Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment in the manner described above. Assuming a Tender Offer Settlement Date of October 20, 1999 and no change to the UST Reference Yield as measured on September 16, 1999, the hypothetical Tender Offer Yield would be 6.308%, the Total Tender Offer Purchase Price would be $1,107.73, the Tender Offer Purchase Price Less Consent Payment would be $1,077.73, and the accrued interest per $1,000 principal amount of the Notes would be $29.36.

     Holders of Notes may obtain hypothetical quotes of the UST Reference Yield (calculated as of a then recent time) and the resulting hypothetical Tender Offer Yield and Total Tender Offer Purchase Price prior to the time at which the actual Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment are calculated, and may obtain the actual UST Reference Yield, Tender Offer Yield and Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment after such time, by contacting the Dealer Manager toll-free at (888) 292-0070. Although the Total Tender Offer Purchase Price and the Tender Offer Purchase Price Less Consent Payment will be calculated based solely on the UST Reference Yield (determined as described above), information regarding the closing yield to maturity of the UST Reference Security on any trading day may also be found in The Wall Street Journal.

WITHDRAWAL OF TENDERS AND REVOCATION OF CORRESPONDING CONSENTS

     Notes tendered pursuant to the Tender Offer prior to the Consent Payment Deadline may be withdrawn at any time prior to the Consent Payment Deadline (but not thereafter unless the Notes are not accepted for payment). A valid withdrawal of tendered Notes prior to the Consent Payment Deadline will constitute the concurrent valid revocation of (and the only means of validly revoking) such Holder's related Consent. In order for a Holder to revoke a Consent, such Holder must withdraw the related tendered Notes. Notes tendered prior to the Consent Payment Deadline may not be withdrawn, and the corresponding Consents may not be revoked, subsequent to the Consent Payment Deadline. Notes tendered pursuant to the Tender Offer on or after the Consent Payment Deadline and prior to the Tender Offer Expiration Time may be withdrawn at any time prior to the Tender Offer Expiration Time. For Notes tendered on or after the Consent Payment Deadline and prior to the Tender Offer Expiration Time, a valid withdrawal of such Notes prior to the Tender Offer Expiration Time will constitute the concurrent valid revocation of (and the only means of validly revoking) such Holder's related Consent. If the Tender Offer is terminated without any Notes being purchased thereunder, the Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering Holder.

     For a withdrawal of Notes tendered pursuant to the Tender Offer (and the related revocation of Consents) to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Such withdrawal notice must (i) specify the name of the person who tendered the Notes to be withdrawn; (ii) contain a description of the Notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer), and the aggregate principal amount represented by such Notes; and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal and Consent (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuers that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder (if different from that of the tendering Holder) or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on such notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, such signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission of such notice, even if physical release is not yet effected.

     Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Notes properly withdrawn from the Tender Offer may, however, be retendered by again following one of the procedures described in "Procedure for Tendering Notes" below at any time prior to the Tender Offer Expiration Time (or, in the case of Holders wishing to receive the Consent Payment, the Consent Payment Deadline). Alternatively, such Notes may be tendered in the Change of Control Offer.

     Withdrawals of Notes tendered in the Tender Offer and revocation of the related Consents can only be accomplished in accordance with the foregoing procedures. See "Certain Terms of Both Offers -- Procedure for Tendering Notes" below with respect to the Issuers' discretion as to the withdrawal of Notes and revocation of Consents.

     If the Issuers are delayed in their acceptance for purchase of, or payment for, any Notes tendered in the Tender Offer, or are unable to accept for purchase or pay for Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Issuers' rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Issuers and may not be withdrawn (subject to Rule 14e-1 under the Exchange Act, which requires that the Issuers pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).

     The Notes are debt obligations of the Issuers and are governed by the Indenture. There are no appraisal or other similar statutory rights available to the Holders in connection with the Tender Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Tender Offer, the Issuers will accept for payment all Notes that are validly tendered pursuant to the Tender Offer and not validly withdrawn. Such acceptance will occur promptly after the later of (i) the Tender Offer Expiration Time or (ii) the satisfaction or waiver of the conditions to the Tender Offer set forth in this Offer to Purchase. For purposes of the Tender Offer, the Issuers will be deemed to have accepted for payment tendered Notes if, as, and when the Issuers give oral or written notice to the Depositary of their acceptance for payment of such Notes (the date of such acceptance, the "Acceptance Date"). Payment for Notes accepted for payment pursuant to the Tender Offer will be made by prompt deposit of funds with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving payments from the Issuers and transmitting such payments to the tendering Holders. Notes purchased pursuant to the Tender Offer will be paid for in same-day funds on the Tender Offer Settlement Date.

     The Issuers expressly reserve the right, in their sole discretion, to delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the tender offer), or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions to the Tender Offer set forth in this Offer to Purchase shall not have been satisfied or waived by the Issuers or in order to comply in whole or in part with any applicable law. In all cases, payment for Notes accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates representing Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal and Consent (or a manually signed facsimile thereof or satisfaction of DTC's ATOP procedures) and any other documents required thereby.

     If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Tender Offer is delayed or the Issuers are unable to accept for purchase, or to pay for, validly tendered Notes pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of the Issuers, retain such tendered Notes, without prejudice to the rights of the Issuers described under "-- Expiration, Extension, Amendment, and Termination of the Tender Offer," "-- Withdrawal of Tenders and Revocation of Corresponding Consents," and "Certain Terms of Both Offers -- Conditions to the Offers" (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer, or if certificates are submitted evidencing more Notes than those which are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth under "Certain Terms of Both Offers -- Procedure for Tendering Notes -- Book-Entry Delivery of the Notes," such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by such Holder in the box titled "A. Special Issuance/Delivery Instructions" in the Letter of Transmittal and Consent, promptly following the Acceptance Date or the termination of the Tender Offer.

     The Issuers reserve the right to transfer or assign, in whole or from time to time in part, to one or more of their affiliates, the right to purchase all or any portion of the Notes tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve the Issuers of their obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive the full payment contemplated by the Tender Offer (free and clear of any withholding or similar tax, except as described herein) for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

     Holders of the Notes whose Notes are tendered and accepted for payment pursuant to the Tender Offer will be entitled to accrued and unpaid interest on their Notes up to, but not including, the Tender Offer Settlement Date. Assuming the Issuers make full payment for purchase of Notes to the Depositary on the Tender Offer Settlement Date, under no circumstances will any additional interest be payable because of any delay in the transmission of funds from the Depositary to the Holders of purchased Notes.

     Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees, or transfer taxes with respect to the purchase of their Notes unless either box titled "Special Issuance/Delivery Instructions" on the Letter of Transmittal and Consent has been completed, as described in the instructions thereto. The Issuer or an affiliate will pay all other charges and expenses in connection with the Tender Offer. See "Dealer Manager, Information Agent, and Depositary". It is a condition precedent to the Issuers' obligation to purchase the Notes pursuant to the Tender Offer, among other conditions, that the Supplemental Indenture has been executed. The Amendments contained in the Supplemental Indenture will become operative upon the Issuers' purchase of all the Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer. See "Certain Terms of Both
Offers -- Conditions to the Offers" below.

EXPIRATION, EXTENSION, AMENDMENT, AND TERMINATION OF THE TENDER OFFER

     The Tender Offer will expire at 12:00 midnight, New York City time, on October 18, 1999, unless extended by the Issuers. The Consent Payment Deadline is 12:00 midnight, New York City time, on October 1, 1999, unless extended by the Issuers.

     The Issuers expressly reserve the right, in their sole discretion at any time or from time to time, regardless of whether or not the conditions to the Tender Offer, set forth in this Offer to Purchase, shall have been satisfied, subject to applicable law, (i) to extend the Consent Payment Deadline or Tender Offer Expiration Time for the Tender Offer on a daily basis or for such period or periods as they may determine in their sole discretion, (ii) to amend the Tender Offer in any respect, (iii) to waive any condition of the Tender Offer, or (iv) to terminate the Tender Offer prior to the Tender Offer Expiration Time therefor and return the Notes tendered pursuant thereto, in each case by giving written notice of such extension, amendment, or termination to the Depositary.

     During any extension of the Tender Offer, all Notes previously tendered and not accepted for payment will remain subject to the Tender Offer and, subject to the terms and conditions of the Tender Offer, may be accepted for payment by the Issuers. If the Issuers make a material change in the terms of the Tender Offer, or the information concerning the Tender Offer, the Issuers will disseminate additional Tender Offer materials and extend the Tender Offer, or, if applicable, the Consent Payment Deadline, to the extent required by law. For purposes of the Tender Offer, the term "business day" means any day other than a Saturday, Sunday, or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. During any extension of the Tender Offer, all Notes previously tendered pursuant to the Tender Offer and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Issuers.

     There can be no assurance that the Issuers will exercise their right to extend the Consent Payment Deadline or Tender Offer Expiration Time for the Tender Offer. Any extension, amendment, or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Consent Payment Deadline or Tender Offer Expiration Time, as the case may be. Without limiting the manner in which the Issuers may choose to make any public announcement, the Issuers shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     In the event the Issuers shall terminate the Tender Offer, they shall, as soon as practicable, give notice thereof to the Depositary, and all Notes therefore tendered and not accepted for payment shall be returned promptly to the tendering and delivering Holders thereof. In that event, neither the Total Tender Offer Purchase Price nor the Tender Offer Purchase Price Less Consent Payment will be paid or become payable and the Amendments will not become operative. See "-- Withdrawal of Tenders and Revocation of Consents" above and "Certain Terms of Both Offers -- Conditions to the Offers" below.

                          CERTAIN TERMS OF BOTH OFFERS

     The following terms apply to the Tender Offer, the Change of Control Offer, or both Offers, as specified below.

CERTAIN CONSIDERATIONS

     In deciding whether to participate in either Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the following:

     Limited Trading Market. To the extent that Notes are purchased pursuant to this Offer to Purchase, the trading markets for the Notes that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not purchased may be affected adversely to the extent the amount of Notes purchased pursuant to the Offer to Purchase reduces the float of the Notes. The reduced float may also tend to make the trading price of the Notes more volatile. In addition, upon the effectiveness of the Amendments, most of the restrictive covenants will be eliminated, and this may adversely affect the market price for the remaining Notes. The extent of the public market for the Notes following consummation of either of the Offers would depend upon the number of Holders that remain at such time, the interest in maintaining markets in the Notes on the part of securities firms, and other factors. There can be no assurance that any trading market will exist for the Notes following either of the Offers.

     Effect of the Amendments. If the Supplemental Indenture and the Amendments become effective, Holders of Notes that are not purchased pursuant to one of the Offers will no longer be entitled to the benefits provided by certain restrictive covenants, events of default, and other provisions contained in the Indenture because these restrictive covenants and provisions will be eliminated or amended by the Amendments. See "The Amendments." The elimination or amendment of such covenants, events of default, and other provisions would permit the Issuers and their subsidiaries to take actions that could increase the credit risks with respect to the Issuers and their subsidiaries or otherwise adversely affect the interests of the Holders of the remaining Notes. However, the Amendments will not relieve the Issuers from any of their obligations to make payments of principal and interest on the Notes not purchased pursuant to the Offers in accordance with the terms of the Indenture as currently in effect.

     Other Purchases of the Notes. Whether or not either Offer is consummated, the Issuers or their affiliates may, from time to time, acquire Notes otherwise than pursuant to the Offers, through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise (or may defease the Notes), upon such terms and at such prices as they may determine which may be more or less than the prices to be paid pursuant to either Offer, and could be for cash or other consideration.

PROCEDURE FOR TENDERING NOTES

     The tender of Notes pursuant to the Tender Offer and in accordance with the procedures described herein will automatically be deemed to constitute a Consent with respect to the Notes so tendered. Holders who tender Notes pursuant to the Tender Offer will, by so tendering, be consenting to the Amendments and to the execution and delivery of the Supplemental Indenture. Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer. A defective tender of Notes (which defect is not waived by the Issuers) will not constitute a valid Consent to the Amendments, will not be counted for purposes of determining whether the requisite Consents have been obtained therefor, and will not entitle the Holder thereof to a Consent Payment. The tender of Notes pursuant to the Change of Control Offer and in accordance with the procedures described herein will not be deemed to constitute a Consent with respect to the Notes so tendered. Any beneficial owner whose Notes are registered in the name of a Custodian and who wishes to tender Notes should contact such Custodian promptly and instruct such Custodian to tender Notes on such beneficial owner's behalf. Tenders of Notes will be accepted only in principal amounts of $1,000 or integral multiples thereof.

     Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offers. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, a properly completed and duly executed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's

Message in lieu of the Letter of Transmittal and Consent pursuant to ATOP procedures for transfer, and any other required documents, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase either: (i) prior to the Tender Offer Expiration Time for Notes tendered pursuant to the Tender Offer (or, for Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline); or (ii) prior to the Change of Control Offer Deadline for Notes tendered pursuant to the Change of Control Offer. Delivery of such documents to DTC does not constitute delivery to the Depositary.

     Need for Guarantee of Signature. Signatures on a Letter of Transmittal and Consent must be guaranteed by a recognized participant (a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion program (generally, a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States (each, an "Eligible Institution")), unless the Notes tendered thereby are tendered (a) by the registered Holder of such Notes and that Holder has not completed either of the boxes entitled "Special Issuance/ Delivery Instructions" on the Letter of Transmittal and Consent, or (b) such Notes are tendered for the account of an Eligible Institution.

     Notes held in Physical Form. For a Holder to validly tender Notes held in physical form pursuant to one of the Offers, such Holder must deliver a properly completed and duly executed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantee, and any other required documents, to the Depositary at one of its addresses set forth on the last page of this Offer to Purchase either: (i) prior to the Tender Offer Expiration Time for Notes tendered pursuant to the Tender Offer (or, for Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline); or (ii) prior to the Change of Control Offer Deadline for Notes tendered pursuant to the Change of Control Offer. In addition, the Depositary must receive certificates for tendered Notes at one of its addresses either: (i) prior to the Tender Offer Expiration Time for Notes tendered pursuant to the Tender Offer (or, for Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline); or (ii) prior to the Change of Control Offer Deadline for Notes tendered pursuant to the Change of Control Offer. If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal and Consent, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described herein. The Letter of Transmittal and Consent and Notes should be sent only to the Depositary, and not to the Issuers, the Dealer Manager, the Information Agent, or DTC.

     Withholding Tax. Under federal tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain Holders pursuant to either Offer. See "Certain Federal Income Tax Consequences" below.

     General. Notwithstanding any other provision hereof, payment for Notes accepted for payment pursuant to either of the Offers will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely book-entry confirmation with respect to) such Notes, (ii) a Letter of Transmittal and Consent (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal and Consent.

     The tender of Notes pursuant to the Tender Offer by one of the procedures set forth herein will constitute (a) a binding agreement between the tendering Holder and the Issuers in accordance with the terms and subject to the conditions of the Tender Offer, and (b) the Consent of the tendering Holder to the Amendments. The tender of Notes pursuant to the Change of Control Offer by one of the procedures set forth herein will constitute a binding agreement between the tendering Holder and the Issuers in accordance with the terms and subject to the conditions of the Change of Control Offer. By executing a Letter of Transmittal and Consent as set forth above, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder irrevocably sells, assigns, and transfers to or upon the order of the Issuers all right, title, and interest in and to all of the Notes tendered thereby, waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder's rights with respect to any existing or past defaults and their consequences in respect of the Notes and the Indenture), and releases and discharges the Issuers and their affiliates from any and all claims such Holder may have now or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes.

     The method of delivery of the Letter of Transmittal and Consent, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment, and withdrawal of tendered Notes and validity or revocation of Consents will be determined by the Issuers in their sole discretion, and their determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders of Notes that they determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of their counsel, be unlawful. The Issuers also reserve the absolute right in their sole discretion to waive any of the conditions to either of the Offers or any defect or irregularity in the tender of Notes or of the delivery of Consents of any particular Holder, whether or not they elect to waive similar conditions, defects or irregularities in the case of the other Holders. The Issuers' interpretation of the terms and conditions of the Offers (including the instructions in the Letter of Transmittal and Consent) will be final and binding. Any defect or irregularity in connection with tenders of Notes or deliveries of Consents must be cured within such time as the Issuers determine, unless waived by the Issuers. Tenders of Notes and deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by the Issuers or cured. A defective tender (which defect is not waived by the Issuers) will not constitute a valid Consent. None of the Issuers, the Depositary, the Dealer Manager, the Information Agent, the Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

CONDITIONS TO THE OFFERS

     Notwithstanding any other provision of the Offers, the Issuers will not be required to accept for purchase, or to pay for, Notes tendered pursuant to an Offer and may terminate, extend, or amend such Offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holder thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered if the applicable conditions described below shall occur on or after the date of this Offer to Purchase and be continuing at the Tender Offer Expiration Time or the Change of Control Offer Deadline, as applicable:

Conditions to the Tender Offer. The following conditions apply to the Tender Offer only:

          (a) less than a majority in outstanding principal amount of the Notes are validly tendered pursuant to the Tender Offer;

          (b) in the sole judgment of the Issuers, there exists any actual or threatened legal impediment (including but not limited to a default under an agreement, indenture, or other instrument or obligation to which the Issuers or any of their affiliates is party or by which it is bound) to the purchase of Notes pursuant to the Tender Offer or the effectiveness of the Amendments;

          (c) there shall have been instituted, threatened, or be pending any claim, action, or proceeding before or by any court, governmental, regulatory, or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer, that (i) challenges, delays, restricts, or makes illegal the acceptance for purchase of, or payment for, the Notes pursuant to the Tender Offer, (ii) may prohibit, prevent, restrict, or delay the closing of the Tender Offer, (iii) may prevent or impair the effectiveness of the Supplemental Indenture or the Amendments, or (iv) is, or is reasonably likely to be, in the sole judgment of the Issuers, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities, or prospects of the Issuers or any of their affiliates or which would or might, in the sole judgment of the Issuers, prohibit, prevent, restrict, or delay consummation of the Tender Offer;

          (d) there shall have occurred any development which would, in the sole judgment of the Issuers, materially adversely affect the business of the Issuers or any of their affiliates;

          (e) an order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory, or administrative agency or instrumentality that, in the sole judgment of the Issuers, would or might prohibit, prevent, restrict, or delay consummation of the Tender Offer, or have any of the other consequences referred to in clause (d) above;

          (f) there shall have occurred or be likely to occur any events affecting the business or financial affairs of the Issuers or any of their affiliates that, in the sole judgment of the Issuers, would or might prohibit, prevent, restrict, or delay consummation of the Tender Offer.

          (g) the trustee under the Indenture (the "Trustee") shall have objected in any respect to or taken any action that could, in the sole judgment of the Issuers, adversely affect the consummation of the Tender Offer or the effectiveness of any of the Amendments or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Issuers in soliciting the Consents (including the form thereof) or in the making of the Tender Offer or the acceptance of, or payment for, the Notes; or

          (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) any significant change in the price of the Notes which is adverse to the Issuers or any of their affiliates, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, (v) any limitation (whether or not mandatory) by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Issuers, might affect the extension of credit by banks or other lending institutions, (vi) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

Conditions to the Change of Control Offer. The following conditions apply to the Change of Control Offer only.

          (a) there shall have been instituted, threatened, or be pending any claim, action, or proceeding before or by any court, governmental, regulatory, or administrative agency or instrumentality, or by any other person, in connection with the Change of Control Offer, that (i) challenges, delays, restricts, or makes illegal the acceptance for purchase of, or payment for, the Notes pursuant to the Change of Control Offer or,
     (ii) may prohibit, prevent, restrict, or delay the closing of the Change of Control Offer;

          (b) an order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory, or administrative agency or instrumentality that, in the sole judgment of the Issuers, would or might prohibit, prevent, restrict, or delay consummation of the Change of Control Offer;

          (c) the Trustee under the Indenture shall have objected in any respect to or taken any action that could, in the sole judgment of the Issuers, adversely affect the consummation of the Change of Control Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Issuers in soliciting the Consents (including the form thereof) or in the making of the Change of Control Offer or the acceptance of, or payment for, the Notes; or

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) any significant change in the price of the Notes which is adverse to the Issuers or any of their affiliates, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, (v) any limitation (whether or not mandatory) by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Issuers, might affect the extension of credit by banks or other lending institutions, (vi) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

General. The foregoing conditions are for the sole benefit of the Issuers and their affiliates, and may be asserted by any of them regardless of the circumstances (including any action or inaction on their part) giving rise to such condition or may be waived by the Issuers in whole or in part at any time and from time to time in their sole discretion. If any condition to either Offer is not satisfied or waived by the Issuers prior to the Tender Offer Expiration Time or the Change of Control Deadline, as applicable, the Issuers reserve the right (but shall not be obligated), subject to applicable law, (i) to terminate such Offer and return the tendered Notes to the tendering Holders, (ii) to waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered (and not validly withdrawn), (iii) to extend such Offer and retain the Notes that have been tendered during the period for which such Offer is extended, or (iv) to amend such Offer. Any determination by the Issuers concerning any of the foregoing events shall be final and binding upon all persons.

     Although the Issuers have no present plans or arrangements to do so, the Issuers reserve the right to amend, at any time, the terms of either Offer; provided that any amendment to the terms of the Change of Control Offer will be made in compliance with the terms of the Indenture. The Issuers will give such notice as is required by applicable law.

RIFKIN NOTE REPURCHASE OFFER

     Contemporaneously with the Offers, the Issuers will offer to repurchase from Monroe M. Rifkin the Amended and Restated Promissory Note issued January 31, 1996 by the Issuers to Rifkin, in the original principal amount of $3,000,000, on terms corresponding to the terms of the Offers.

                                 THE AMENDMENTS

     The following sets forth a brief description of the Amendments for which the Consents are being sought pursuant to the Tender Offer. The description is qualified by reference to the full provisions of the Indenture and the form of Supplemental Indenture. Capitalized terms used in this description and not otherwise defined herein shall have the meanings assigned to them in the Indenture. Copies of the Indenture and the Supplemental Indenture can be obtained without charge from the Information Agent.

     The Amendments to the Indenture would:

     1.  Delete Section 4.03 (Corporate Existence);

     2.  Delete Section 4.04 (Payment of Taxes and Other Claims);

     3.  Delete Section 4.05 (Maintenance of Properties and Insurance);

     4. Delete subsection (b) of Section 4.06 (Compliance Certificate; Notice of Default);

     5.  Delete Section 4.07 (Compliance with Laws);

     6.  Delete Section 4.08 (Reports);

     7.  Delete Section 4.10 (Limitation on Restricted Payments);

     8.  Delete Section 4.11 (Limitation on Transactions with Affiliates);

     9. Delete Section 4.12 (Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Equity Interests);

     10. Delete Section 4.13 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries);

     11. Delete Section 4.14 (Prohibition on Incurrence of Senior Subordinated
         Debt);

     12. Delete Section 4.16 (Limitation on Asset Sales);

     13. Delete Section 4.17 (Limitation on Liens);

     14. Delete Section 4.18 (Guarantees of Certain Indebtedness);

     15. Delete Section 4.19 (Conduct of Business of the Company and Its Subsidiaries);

     16. Delete Section 4.20 (Subsidiary Guarantor Equity Interests);

     17. Delete Section 4.21 (Additional Subsidiary Equity Interests);

     18. Delete Section 4.22 (Limitation on Conduct of Business of Capital
         Corp.);

     19. Delete Section 5.01 (When Issuers May Merge, etc.); and

     20. Delete subsections (5), (7), and (8) of Section 6.01 (Events of
         Default).

     The foregoing Amendments will result in the deletion of substantially all protective covenants from the Indenture.

     Certain conforming and other changes to the Indenture will also be made, including the modification or deletion of certain definitions.

     The execution and delivery of a Letter of Transmittal and Consent by a Holder tendering Notes pursuant to the Tender Offer will constitute the Consent of such Holder to the Amendments summarized above. Holders of Notes who tender their Notes pursuant to the Tender Offer must deliver a corresponding Consent to the Amendments, and Holders may not deliver Consents without tendering their Notes pursuant to the Tender Offer.

     The Amendments will be set forth in the Supplemental Indenture which will be executed by the Issuers and the Trustee promptly following receipt of the Requisite Consents. However, the Supplemental Indenture will provide that the Amendments will not become operative unless and until at least a majority in outstanding principal amount of the Notes have been validly tendered and purchased pursuant to the Tender Offer. If at least a majority in outstanding principal amount of the Notes are not purchased pursuant to the Tender Offer, the Amendments will not become operative.

     If the Tender Offer is consummated and the Amendments become effective, the Amendments will be binding on all non-tendering Holders of Notes. The modification or elimination of restrictive covenants and other provisions pursuant to the Amendments would permit the Issuers to take actions that could increase the credit risks faced by non-tendering Holders with respect to the Issuers, adversely affect the market price of the Notes that remain outstanding, or otherwise be adverse to the interests of non-tendering Holders. Holders of Notes should consider the effect of the Amendments on their position as such Holders if their Notes are not purchased pursuant to either Offer. See "Certain Terms of Both Offers -- Certain Considerations."

     The Consents to all of the Amendments are being sought as a single proposal. Accordingly, a Consent purporting to consent to only some of the Amendments will not be valid.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of certain United States federal income tax consequences applicable to the sale of Notes pursuant to the Offers. This discussion is a general summary only and does not address all tax aspects of these transactions that may be relevant to a Holder's particular circumstances. This discussion addresses only a sale of Notes by a "U.S. Holder" which, for purposes of this Offer to Purchase, means a Holder of Notes that is
(a) a citizen or resident of the United States, (b) a corporation or other entity created or organized under the laws of the United States or any political subdivision of the United States, (c) an estate taxed by the United States on its income without regard to the source of its income, or (d) a trust if a United States court can exercise primary jurisdiction over its administration and one or more United States persons has the authority to control all of the substantial decisions of the trust. The discussion does not deal with special classes of Holders, such as dealers in securities or currencies, traders in securities that expect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, persons with a functional currency other than the U.S. dollar, or investors in pass-through entities such as partnerships. This discussion (i) does not address the effects of any arrangement entered into by a Holder that partly or completely hedges Notes, or that includes or utilizes Notes as part of a straddle, conversion transaction, synthetic security, or other integrated transaction; (ii) does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction; (iii) assumes that the Notes are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended; and (iv) is based upon the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and judicial decisions thereunder as of the date hereof, any of which may be repealed or modified in a manner resulting in federal income tax consequences that differ from those described below. The Issuers have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

     Sales of Notes by U.S. Holders pursuant to either Offer will be taxable transactions for United States federal income tax purposes. The amount received by a U.S. Holder that is attributable to accrued interest that has not already been taken into income by the U.S. Holder will be taxed as ordinary income. Except as described below in connection with application of the market discount rules and the treatment of the Consent Payment, a U.S. Holder selling Notes pursuant to either Offer will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (less any amount attributable to accrued interest) and (ii) the U.S. Holder's adjusted tax basis in the Notes sold at the time of sale. A U.S. Holder's adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder, increased by the amount of any original issue discount and market discount previously taken into income by the U.S. Holder, and reduced by the amount of any bond premium previously amortized by the U.S. Holder with respect to the Notes and by any principal payments on the Notes. Capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20% if the Notes have been held for more than one year. In general, a corporation may deduct capital losses only to the extent of its capital gains, and a taxpayer other than a corporation may deduct capital losses only to the extent of its capital gains plus $3,000.

     A U.S. Holder of a Note who did not acquire the Note at its original issue, and who acquired such Note at a market discount (that is, at a price that is less than the stated redemption price of the Note at its maturity), may be required, subject to a statutory de minimis exception, to treat gain on the sale of the Note as ordinary income to the extent of "accrued market discount", and therefore as ordinary income. Market discount accrues on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, gain on the sale of the Note will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued while such Note was held by the U.S. Holder.

     The tax treatment of the receipt of a Consent Payment by a Holder is subject to uncertainty. A Holder may be able to treat the Consent Payment as additional consideration received in exchange for tendered Notes, in which case and accordingly, such payments would be taxed in the manner described above. There can be no assurance, however, that the IRS will not attempt to treat the receipt of a Consent Payment as a separate payment that is taxable as ordinary income to a Holder.

     In the case of a Holder who does not tender its Notes pursuant to one of the Offers, the adoption of the Amendments should not cause such Holder to be deemed to have exchanged its Notes for U.S. federal income tax purposes. Under applicable Treasury regulations, there must be a "significant modification" of a debt instrument for the holder to be deemed to have exchanged such instrument. A modification that deletes or alters customary accounting and financial covenants is generally not a significant modification for these purposes. Therefore, a Holder who does not tender its Notes pursuant to one of the Offers should not recognize any gain or loss, for U.S. federal income tax purposes, upon the adoption of the Amendments and should have the same adjusted tax basis and holding period in the Notes after the adoption of the Amendments that such Holder had in the Notes immediately before such adoption.

     Sales of Notes pursuant to one of the Offers by U.S. Holders generally will be subject to information reporting requirements. In addition, certain U.S. Holders who fail to complete the Substitute Form W-9 included in the Letter of Transmittal and Consent may be subject to backup withholding at a rate of 31% with respect to payments the U.S. Holder receives pursuant to the Offers. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding and reporting requirements.

     ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFERS IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

               DEALER MANAGER, INFORMATION AGENT, AND DEPOSITARY

     The Issuers have retained Banc of America Securities LLC to act as the Dealer Manager for the Offers (the "Dealer Manager"), D.F. King & Co., Inc. to act as Information Agent for the Offers (the "Information Agent"), and Bankers Trust Company to act as Depositary (the "Depositary") for the Offers. The Dealer Manager may contact Holders regarding the Offers and may request Custodians to forward this Offer to Purchase and related materials to beneficial owners of Notes. The Issuers have agreed to pay the Dealer Manager, the Information Agent, and the Depositary customary fees for their services in connection with the Offers. The Issuers have also agreed to reimburse the Dealer Manager, the Information Agent, and the Depositary for their out-of-pocket expenses (including the fees and disbursements of counsel) and to indemnify them against certain liabilities, including liabilities under federal securities laws. In the past, the Dealer Manager has provided certain investment banking services to the Issuers or their affiliates for which it has received compensation that is customary for services of such nature.

     All deliveries and correspondence sent to the Depositary should be directed to one of its addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

     In connection with the Offers, directors and officers of the Issuers and their affiliates may solicit tenders by use of the mails, personally, or by telephone, facsimile, telegram, or other similar methods. The Issuers or their affiliates will also pay brokerage houses and other custodians, nominees, and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding this Offer to Purchase and related materials to Holders.

     Neither the Dealer Manager, the Information Agent, nor the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Issuers or any of their affiliates contained in this Offer to Purchase or for any failure by the Issuers to disclose events that may have occurred and may affect the significance or accuracy of such information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Issuers with the Commission are incorporated herein by reference:

     (1) The Issuers' Annual Report on Form 10-K for the year ended December 31, 1998;

     (2) The Issuers' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     (3) The Issuers' Report on Form 8-K dated May 7, 1999; and

     (4) All documents subsequently filed by the Issuers with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to the termination of the Tender Offer.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer to Purchase.

     The Issuers will make available to any Holder of Notes, copies of the Indenture, the information incorporated herein by reference, and the reports or other information filed with the Commission under the Exchange Act. Any such request should be directed to Charter Communications, Inc., Attention: Ralph Kelly, Treasurer and Senior Vice President, 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131, telephone number (314) 543-2388.

                          THE CHANGE OF CONTROL OFFER

     On September 14, 1999, Charter Communications Operating, LLC ("Charter") acquired Rifkin Acquisition Partners, L.L.L.P., a Colorado limited liability limited partnership (the "Company"), and Rifkin Acquisition Capital Corporation, a Delaware corporation ("Capital Corp."), by acquiring the Company, the parent company of Capital Corp. Immediately following the aforementioned acquisition, the Company merged with and into Rifkin Acquisition Partners, LLC, a Delaware limited liability company (the "New Company"), pursuant to which the New Company was the surviving entity of such merger and succeeded to the rights and obligations of the Company, including those rights and obligations under the terms of the Indenture and the Notes. In connection with such merger, the New Company entered into the First Supplemental Indenture, dated as of September 14, 1999, whereby the New Company assumed all of the obligations of the Company under the Indenture and the Notes as required by Section 5.01 of the Indenture.

     Pursuant to Section 4.15 of the Indenture, following a Change of Control, the Issuers must offer (the "Change of Control Offer") to repurchase all or a portion (equal to $1,000 principal amount or an integral multiple thereof) of the Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of the purchase (the "Change of Control Offer Price"). To satisfy this obligation, the Issuers hereby offer to repurchase for cash all or a portion (equal to $1,000 principal amount or an integral multiple thereof) of the outstanding Notes at the Change of Control Offer Price. THIS CHANGE OF CONTROL OFFER SHALL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 18, 1999, UNLESS EXTENDED (THE "CHANGE OF CONTROL OFFER DEADLINE");

     Accordingly, the Holders are hereby notified pursuant to Section 4.15(b) as follows:

          (1) The acquisition described above constituted a "Change of Control" under the Indenture.

          (2) The amount of accrued and unpaid interest to, but not including, the Change of Control Payment Date (defined below) will be $29.67 per $1,000 outstanding principal amount of the Notes.

          (3) Any Notes not tendered for purchase pursuant to the Change of Control Offer (nor tendered pursuant to the Tender Offer) will continue to accrue interest at the rate specified in the Indenture and the Notes.

          (4) Unless the Issuers default in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date (defined below);

          (5) Any Holder desiring to tender a Note in the Change of Control Offer should, prior to the Change of Control Offer Deadline, either (a) surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Depositary at the appropriate address set forth on the last page of this Offer to Purchase, or (b) follow the applicable instructions set forth above (see "Certain Terms of Both Offers -- Procedure for Tendering Notes"). The Issuers shall purchase all Notes properly tendered pursuant to the Change of Control Offer on October 21, 1999, unless extended (the "Change of Control Payment Date");

          (6) Holders may withdraw their election to tender a Note in the Change of Control Offer by delivering to the Depositary, not later than October 14, 1999 (unless such date is extended by the Issuers), a facsimile transmission or letter setting forth the name of the Holder, the principal amount and, in the case of certificated securities, certificate number of the Securities the Holder delivered for purchase, and a statement signed by such Holder that such Holder is withdrawing its election to have such Security purchased;

          (7) Holders whose Notes are only purchased in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes; and

          (8) Each Holder is urged to review this Offer to Purchase in its entirety for other information pertaining to the Change of Control Offer.

     The Change of Control Offer is subject to certain conditions as set forth above under "Certain Terms of Both Offers -- Conditions to the Offers". Tenders of Notes pursuant to the Change of Control Offer will be deemed not to include Consents to the Amendments and Holders of Notes tendered in the Change of Control Offer will not, under any circumstances, be entitled to the Consent Payment, the Total Tender Offer Purchase

Price, or the Tender Offer Purchase Price Less Consent Payment. BOTH THE TOTAL TENDER OFFER PURCHASE PRICE AND THE TOTAL TENDER OFFER PURCHASE PRICE LESS CONSENT PAYMENT ARE EXPECTED TO BE SIGNIFICANTLY HIGHER THAN THE CHANGE OF CONTROL OFFER PRICE.

     Any Notes remaining outstanding shall continue to be subject to the terms of the Indenture. In the event that the Tender Offer is consummated and the Amendments to the Indenture become effective, any Notes remaining outstanding would thereafter be subject to the Indenture as modified by the Amendments. The modification or elimination of restrictive covenants and other provisions pursuant to the Amendments would permit the Issuers to take actions that could increase the credit risks faced by non-tendering Holders with respect to the Issuers, adversely affect the market price of the Notes that remain outstanding, or otherwise be adverse to the interests of non-tendering Holders. Holders of Notes should consider the effect of the Amendments on their position as such Holders if their Notes are not purchased pursuant to either of the Offers. See "Certain Terms of Both Offers -- Certain Considerations."

     The Issuers make no recommendation to any Holder as to whether to tender or refrain from tendering Notes pursuant to the Change of Control Offer. Each Holder should make its own independent investment decision, based on this Offer to Purchase and the related Letter of Transmittal and Consent. Holders are therefore urged to read this Offer to Purchase and the Letter of Transmittal and Consent carefully.

     The Notes are debt obligations of the Issuers and are governed by the Indenture. There are no appraisal or other similar statutory rights available to the Holders in connection with the Change of Control Offer.

                                                                         ANNEX A

        FORMULA TO DETERMINE TOTAL TENDER OFFER PURCHASE PRICE OF NOTES

DEFINITIONS

PRICE          =  The Total Tender Offer Purchase Price per $1,000 principal amount of the Notes (excluding accrued interest). The Total
                  Tender Offer Purchase Price plus accrued interest is rounded to the nearest cent with five one thousandths of one dollar to be taken as a full cent.

N              =  The number of remaining cash payment dates for the Notes from but excluding the applicable Tender Offer Settlement
                  Date to and including the Call Date for such Notes.

CFi            =  The aggregate amount of cash per $1,000 principal amount at maturity scheduled to be paid on the Notes on the "ith" out of the N remaining cash payment dates for the Notes,
                  assuming for this purpose that the Notes are redeemed on the
                  Call Date (January 15, 2001). Scheduled payments of cash
                  include interest and, on the Call Date, principal and
                  premium.

YLD            =  The Tender Offer Yield for the Notes (expressed as a decimal number).

Di             =  The number of days from and including the applicable Tender
                  Offer Settlement Date to but excluding the "ith" out of the
                  N remaining cash payment dates for the Notes. The number of days is computed using the 30/360 day count method in
                  accordance with market convention.

Accrued        =  Accrued and unpaid interest per $1,000 principal amount of
Interest          the Notes to, but excluding, the Tender Offer Settlement
                  Date.

/              =  Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of
                  the division symbol before any other addition or subtraction operations are performed.

exp            =  Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

 N             =  Summate. The term to the right of the summation symbol is
 O                separately calculated "N" times (substituting for the "i" in
i = 1             that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

FORMULA TO DETERMINE TOTAL TENDER OFFER PURCHASE PRICE:

            N                               CFi
PRICE  =            [   -----------------------   ]   -- Accrued
            O           (1 + YLD/2) exp (Di;/180)     Interest
            i = l

                       THE DEPOSITARY FOR THE OFFERS IS:

                             BANKERS TRUST COMPANY

              BY FACSIMILE:                           BY MAIL:                              BY HAND:
              (615) 835-3701                BT SERVICES TENNESSEE, INC.               BANKERS TRUST COMPANY
          CONFIRM BY TELEPHONE:                 REORGANIZATION UNIT             CORPORATE TRUST & AGENCY SERVICES
              (615) 835-3572                      P.O. BOX 292737             ATTENTION: REORGANIZATION DEPARTMENT
                                              NASHVILLE, TN 37229-2737              RECEIPT & DELIVERY WINDOW
                                                                                123 WASHINGTON STREET, 1ST FLOOR
                                                                                       NEW YORK, NY 10006

                         BY OVERNIGHT MAIL OR COURIER:

                          BT SERVICES TENNESSEE, INC.
                       CORPORATE TRUST & AGENCY SERVICES
                              REORGANIZATION UNIT
                            648 GRASSMERE PARK ROAD
                              NASHVILLE, TN 37211

                             CONFIRM BY TELEPHONE:

                                 (615) 835-3572

                    THE INFORMATION AGENT FOR THE OFFERS IS:

                             D.F. KING & CO., INC.

                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
               BANKERS AND BROKERS, CALL COLLECT: (212) 269-5550
                     OTHERS, CALL TOLL FREE: (800) 207-3156

                         ------------------------------

                     THE DEALER MANAGER FOR THE OFFERS IS:

                         BANC OF AMERICA SECURITIES LLC

                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                     ATTENTION: LIABILITY MANAGEMENT GROUP
                         CALL TOLL FREE: (888) 292-0070
                          CALL COLLECT: (704) 388-4807